Exhibit 99.1
rue21, inc. Names Macon F. Brock to
Board of Directors
WARRENDALE, Pa., Feb. 16, 2010 (GLOBE NEWSWIRE) — rue21, inc. (Nasdaq:rue) today announced the election of Macon F. Brock to its Board of Directors.
Bob Fisch, Chief Executive Officer commented, “We are very pleased to add to our Board an experienced executive and entrepreneur of the caliber of Macon Brock. He will bring valuable wisdom and experience to our management team regarding every facet of growing a value-based retail business, and we look forward to his input as we continue our expansion.”
Macon Brock currently serves as active Chairman of the Board of Dollar Tree Stores. A co-founder of Dollar Tree, he served as Chief Executive Officer until 2004. Prior to Dollar Tree, Mr. Brock was a co-founder and President of K&K Toys, Inc., a retail toy chain, until 1991. He graduated from Randolph-Macon College, and served in the United States Marine Corps, achieving the rank of Captain and is a Vietnam veteran.
About rue21, inc.
rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. As of February 16, 2010, rue21 operated 538 store locations in 43 states. Learn more at www.rue21.com.
Contact:
ICR, Inc.
Joseph Teklits
203-682-8200